Exhibit 3.1A

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation:	Clean Harbors, Inc.

(2)	Registered office address:	1501 Washington Street, Braintree, MA 02185
(number, street, city or town, state, zip code)

(3)	Date adopted:	May 12, 2005
(month, day, year)

(4)	Approved by:

(check appropriate box)
	☐	the directors without shareholder approval and shareholder approval was not required;

OR

	☒	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)

The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Clean Harbors, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

To operate as a holding company and to conduct any business permitted to business corporations under Chapter 156D of the General Laws of the Commonwealth of Massachusetts.

* Changes in Article VIII must be made by filing a statement of change of supplemental information form.

** Professional corporations governed by G. L. Chapter 156A must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Preferred	1,080,415	$.01
		Common	40,000,000	$.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued, Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Continuation Sheets 4A through 4O attached hereto.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Continuation Sheets 6A and 6B attached hereto.

Note: The preceding six (6) articles are considered to be permanent and maybe changed only by filing appropriate articles of amendment.

*G. L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G. L. Chapter 156D, Section 6. 21, and the comments relative thereto

Continuation Sheet 4A

SECTION 1.           General.

The total number of shares of stock which the Corporation shall have the authority to issue is forty million (40,000,000) shares of common stock, par value $.01 per share, and one million eighty thousand four hundred fifteen (1,080,415) shares of preferred stock, par value $.01 per share.

The shares authorized in this Article IV may be issued by the Corporation from time to time as approved by its Board of Directors without the approval of its stockholders.

The designations, powers, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, each class or series of stock shall be as set forth below in Sections 2 and 3 of this Article IV.

SECTION 2.           Common Stock

Except as provided by law or in this Article IV (or in any certificate of establishment of any series of preferred stock), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote on all matters for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of the dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class of series of stock entitled to participate therewith to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the Company the full preferential amounts to which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holding.

SECTION 3.           Preferred Stock.

The Board of Directors of the Corporation is authorized within the limitations and restrictions stated in this Article IV by vote or votes from time to time adopted, to provide for the issuance of preferred stock in one or more series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, without limitation, the distinctive serial designation and the number of shares constituting such series and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding provided that, in case the number of shares of any series shall be so decreased, the shares then constituting such decreases shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series and including further, without limitation, determination of one or more of the following:

Continuation Sheet 4B

(a)           The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating, preferences or other special rights, if any, with respect to dividends;

(b)           The voting powers, if any, of shares of such series;

(c)           Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(d)           The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)           Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price at which such shares may be redeemed or purchased through the application of such fund;

(f)            Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so, convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)           The price or other consideration for which the shares of such series shall be issued;

(h)           Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock; and

(i)            Such other powers, preferences, special rights, qualifications, limitations and restrictions thereof as the Board of Directors of the Corporation may deem advisable.

Continuation Sheet 4C

Vote Adopted by the Board of Directors of the Corporation on January 4, 1993 Establishing the Terms of the Series B Convertible Preferred Stock

VOTED: That this Corporation issue a series of convertible preferred stock having the voting powers, designations, preferences and special or relative participating, optional and other rights and privileges as set forth in the “Description of Series B Convertible Preferred Stock” presented to this meeting; that such series of preferred stock shall be designated: “Series B Convertible Preferred Stock”; that said Series B Convertible Preferred Stock shall consist of 156,416 shares of Preferred Stock of this Corporation; and that the Clerk of the Corporation file a Certificate of Designation incorporating the Description of Series B Convertible Preferred Stock with the Massachusetts Secretary of State.

Continuation Sheet 4D

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

1.             Designation.  A total of 156,416 shares of Preferred Stock, $.01 par value per share, authorized under the Articles of Organization of Clean Harbors, Inc. (the “Company”), shall be designated the “Series B Convertible Preferred Stock.”

2.             Dividends.  The holders of the Series B Convertible Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock (as hereinafter defined) and any other capital stock of the Company, dividends on each outstanding share of Series B Convertible Preferred Stock on a cumulative (but non-compounded) basis during the first year after the Initial Issuance Date (as hereinafter defined) of such share at the annual rate of seven percent (7%), and thereafter eight percent (8%), of the Liquidation Preference (as defined in Section 3(b) hereof) of the Series B Convertible Preferred Stock as then in effect. Dividends shall accrue from day to day on each such share from the date on which such share is initially issued by the Company (the “Initial Issuance Date”), whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends shall be payable on the 15th day of January, April, July and October of each year to holders of record of the Series B Convertible Preferred Stock as of the first day of each such month, commencing on the first such date to occur after the Initial Issuance Date. At the election of the Company’s Board of Directors, each such dividend shall be payable either in cash or by the issuance of shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), having a Market Value as of the record date of such dividend equal to the amount of such dividend payable on the applicable payment date. “Market Value” shall mean the average closing price of Common Stock on the NASDAQ inter-dealer quotation system or, if applicable, the principal securities exchange on which Common Stock is then being traded, for the five trading days preceding the date as of which such Market Value is to be determined. If Common Stock is not then being traded on the NASDAQ inter-dealer quotation system or on any securities exchange, then “Market Value” shall mean the value of Common Stock as established by the Company’s Board of Directors in good faith. In the event that full cumulative dividends on the Series B Convertible Preferred Stock have not been paid, the Company may not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or retirement of the Common Stock or any other capital stock of the Company.

3.             Liquidation, Dissolution or Winding Up.

(a)           In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of each share of Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company’s capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock or any other shares of capital stock of the Company, an amount per share equal to the greater of (i) the Liquidation Value (as defined in Section 3(b) hereof) per share of Series B Convertible Preferred Stock, or (ii) the amount per share of Series B Convertible Preferred Stock that would have been payable had each such share been converted, in accordance with and subject to the provisions of Section 5 hereof, into Common Stock immediately prior to such event of liquidation, dissolution or winding-up.

Continuation Sheet 4E

If the assets of the Company shall be insufficient to permit the payment in full to the holders of then outstanding shares of Series B Convertible Preferred Stock of the amount thus distributable, then the entire assets of the Company available for such distribution shall be distributed ratably among the holders of the then outstanding shares of Series B Convertible Preferred Stock based upon the respective Liquidation Values of such shares. After such payment shall have been made in full to the holders of the then outstanding shares of Series B Convertible Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of such holders so as to be available for such payment, holders of Series B Convertible Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of Common Stock.

(b)           The “Liquidation Preference” of the Series B Convertible Preferred Stock in effect at any time shall be equal to $50.00 per share unless such amount shall be hereafter adjusted in accordance with Section 3(c) hereof. The “Liquidation Value” of each outstanding share of Series B Convertible Preferred Stock in effect at any time shall be equal to the Liquidation Preference of such share plus the amount of any accrued but unpaid dividends thereon as calculated in accordance with Section 2 hereof.

(c)           The Liquidation Preference for each share of Series B Convertible Preferred Stock shall be subject to equitable adjustment if and whenever there shall occur after the date on which this Certificate of Designation shall be filed with the Massachusetts Secretary of State (the “Filing Date”) a stock split, combination, reclassification or other similar event involving the Series B Convertible Preferred Stock. A consolidation or merger of the Company in which the owners of voting stock of the Company immediately prior to such consolidation or merger own less than two-thirds of the voting stock of the surviving entity, or a sale of all or substantially all of the assets of the Company, shall be regarded as a liquidation, dissolution or winding-up of the affairs of the Company within the meaning of this Section 3; provided, however, that each holder of Series B Convertible Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(d)(i) hereof in lieu of receiving payment in liquidation, dissolution or winding-up of the Company pursuant to this Section 3.

(d)           Whenever the distribution provided for herein upon the liquidation, dissolution or winding-up of the Company shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Company’s Board of Directors.

4.             Voting Power.  The holders of the Series B Convertible Preferred Stock shall have the following voting rights:

(a)           Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to one vote for each share held and, except as provided herein or by law, the Series B Convertible Preferred Stock and the Common Stock (and any other capital stock of the Company at any time entitled to vote) shall vote together as one class.

Continuation Sheet 4F

(b)           In addition to any provisions herein and any requirement of law, the Series B Convertible Preferred Stock shall vote as a single class with respect to any proposal (i) to change the dividend rate, liquidation Preference, Redemption Price, voting rights or conversion rights of the shares of the Series B Convertible Preferred Stock or to increase the number of authorized shares of Series B Convertible Preferred Stock; (ii) to increase the authorized amount of any class of capital stock of the Company unless the same ranks junior to the Series B Convertible Preferred Stock as to dividends and distribution of assets upon liquidation; (iii) to authorize, create, issue or sell any shares of any class (or any series of any class) of capital stock of the Company that ranks pari passu with or prior to the Series B Convertible Preferred Stock as to dividends or distribution of assets upon liquidation (collectively, the “Priority Stock”); or (iv) for the alteration, change or modification of the rights set forth in this Section 4.

(c)           Unless the vote of a larger percentage is required by law or the Articles of Organization, the affirmative vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock shall be sufficient to take any action as to which a class vote of the holders of the Series B Convertible Preferred Stock is required by law or the Articles of Organization.

5.             Conversion Rights.  The holders of the Series B Convertible Preferred Stock shall have the following conversion rights:

(a)           Subject to and in compliance with the provisions of this Section 5, any then outstanding shares of Series B Convertible Preferred Stock may be converted, at the option of the holder, into fully-paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock. Such conversion may occur at any time or times on or after August 16, 1994 (the “Initial Conversion Date”), provided the holder shall give to the Company a Conversion Notice (as defined in Section 5(g) hereof) of the holder’s election to make such a conversion. The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (as calculated in accordance with Section 5(b) hereof) by the number of shares of Series B Convertible Preferred Stock being converted.

(b)           The conversion rate in effect at any time (the “Applicable Conversion Rate”) shall be the quotient obtained by dividing the liquidation Value (as calculated in accordance with Section 3(b) hereof) by the Applicable Conversion Value (as calculated in accordance with Section 5(c) hereof). The Applicable Conversion Rate and the Applicable Conversion Value in effect from time to time shall be calculated to four decimal places and rounded to the nearer thousandths.

(c)           Subject to the occurrence of an Extraordinary Common Stock Event (as defined in Section 5(d) hereof), the “Applicable Conversion Value” in effect at any time shall be $18.630 per share of Series B Convertible Preferred Stock.

(d)           The number and kind of securities issuable upon the conversion of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events (each an “Extraordinary Common Stock Event”) occurring on or after the Filing Date as follows:

Continuation Sheet 4G

(i)            In case of any reclassification or change of outstanding securities issuable upon conversion of the Series B Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving Company and which does not result in any reclassification or change—other than change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination—of outstanding securities issuable upon exercise of these conversion rights), the holders of the Series B Convertible Preferred Stock shall have, and the Company, or such successor corporation, shall covenant in the constituent documents effecting any of the foregoing transactions that the holders of the Series B Convertible Preferred Stock do have, the right to obtain upon the exercise of these conversion rights, in lieu of each share of Common Stock theretofore issuable upon exercise of these conversion rights, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by a holder of one share of Common Stock issuable upon exercise of these conversion rights as if they had been exercised immediately prior to such reclassification, change, consolidation or merger. The constituent documents effecting any reclassification, change, consolidation or merger shall provide for any adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 5(d). The provisions of this Section 5(d)(i) shall similarly apply to successive reclassifications, changes, consolidations or mergers.

(ii)           If the Company at any time while any of the Series B Convertible Preferred Stock is outstanding, shall subdivide or combine its Common Stock, the Applicable Conversion Value shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall take a record of holders of its Common Stock for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

(iii)          If the Company at any time while any of the Series B Convertible Preferred Stock is outstanding shall pay a dividend payable in, or make any other distribution of, Common Stock, the Applicable Conversion Value shall be adjusted, as at the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that value determined by multiplying the Applicable Conversion Value in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with said dividend, except to the extent such payment of cash is treated as a dividend payable out of earnings or surplus legally available for the payment of dividends under the laws of the Commonwealth of Massachusetts).

(iv)          If the Company at any time while any of the Series B Convertible Preferred Stock is outstanding shall issue any additional shares of Common Stock (otherwise than as provided in Sections 5(d)(i) through 5(d)(iii) above) at a price per share less than ninety percent (90%) of the Market Value (as defined in Section 2 hereof) of Common Stock as of the date of the authorization of such issuance by the Company’s Board of Directors, then the Applicable Conversion Value upon each such issuance shall be adjusted to that value determined by multiplying the Applicable Conversion Value by a fraction:

Continuation Sheet 4H

(A)          the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by such Market Value, and (2) the consideration, if any, received and deemed received by the Company upon the issuance of such additional shares of Common Stock, divided by (3) the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and

(B)           the denominator of which shall be such Market Value.

However, no adjustment of the Applicable Conversion Value shall be made in an amount less than $.05 per share, but any such lesser adjustment shall be carried forward and shall be made at the time together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to $.05 per share or more. Further, no adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(iv) upon the issuance of any additional shares of Common Stock that (x) are issued pursuant to thrift plans, stock purchase plans, stock bonus plans, stock option plans, employee stock ownership plans and other incentive or profit sharing arrangements for the benefit of employees, provided such plans or arrangements have been approved by a majority of either the disinterested members of the Board of Directors of the Company or the Company’s stockholders (“Employee Benefit Plans”), or (y) are issued pursuant to the terms of any Convertible Security (as defined in Section 5(d)(v) below), warrant, option, or other security or contractual obligation outstanding as of the Filing Date (as defined in Section 3(c) hereof), or (z) are issued pursuant to any Common Stock Equivalent (as defined in Section 5(d)(v) below), if upon the issuance of any such Common Stock Equivalent, any such adjustment shall previously have been made pursuant to Section 5(d)(v) hereof or if no adjustment was required pursuant to Section 5(d)(v) hereof.

(v)           In case the Company shall after the Filing Date (as defined in Section 3(c) hereof) issue any security or evidence of indebtedness which is convertible into or exchangeable for Common Stock (“Convertible Security”), or any warrant, option or other right to subscribe for or purchase Common Stock or any Convertible Security, other than pursuant to Employee Benefit Plans, (“Common Stock Equivalent”), or if, after any such issuance, the price per share for which additional shares of Common Stock may be issuable thereunder is amended, then the Applicable, Conversion Value upon each such issuance or amendment shall be adjusted as provided in Section 5(d)(iv) hereof on the basis that (A) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued as of the earlier of (x) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (y) the date of actual issuance of such Common Stock Equivalent; and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent; provided, however, that no adjustment shall be made pursuant to this Section 5(d)(v) unless the consideration received and receivable by the Company per share of Common Stock for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent is less than the then Market Value of Common Stock. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(v) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made in the Applicable Conversion Value then in effect upon the issuance of such warrants or other rights pursuant to this Section 5(d)(v).

Continuation Sheet 4I

(vi)          The following provisions shall be applicable to the making of adjustments to the Applicable Conversion Value hereinbefore provided in this Section 5(d):

(A)          The consideration received by the Company shall be deemed to be the following: to the extent that any additional shares of Common Stock or any Common Stock Equivalents shall be issued for cash consideration, the consideration received by the Company therefor, or, if such additional shares of Common Stock or Common Stock Equivalents are offered by the Company for subscription, the subscription price, or, if such additional shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Company’s Board of Directors. The consideration for any additional shares of Common Stock issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Company for issuing such Common Stock Equivalents, plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents. In case of the issuance at any time of any additional shares of Common Stock or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Stock, the Company shall be deemed to have received for such additional shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the Board of Directors of the Company shall notify promptly each holder of the Series B Convertible Preferred Stock of its determination of the fair market value of such consideration.

(B)           Upon the expiration of the right to convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Applicable Conversion Value, if any such Common Stock Equivalent shall not have been converted, exercised or exchanged, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, and the Applicable Conversion Value shall forthwith be readjusted and thereafter be the value which it would have been (but reflecting any other adjustments in the Applicable Conversion Value made pursuant to the provisions of Section 5(d)(iv) after the issuance of such Common Stock Equivalent) had the adjustment of the Applicable Conversion Value made upon the issuance or sale of such Common Stock Equivalent been made on the basis of the issuance only of the number of additional shares of Common Stock actually issued upon exercise, conversion or exchange of such Common Stock Equivalents and thereupon only the number of additional shares of Common Stock actually so issued shall be deemed to have been issued and only the consideration actually received by the Company (computed as in Subparagraph (A) of this Section 5(d)(vi)) shall be deemed to have been received by the Company.

(C)           The number of shares of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Company or its subsidiaries.

Continuation Sheet 4J

(e)           Whenever the Applicable Conversion Value and the Applicable Conversion Rate are required to be adjusted as provided herein, the Company (i) shall forthwith compute the Applicable Conversion Value and the Applicable Conversion Rate, (ii) shall prepare a certificate signed by the Company’s Treasurer setting forth such Applicable Conversion Value and Applicable Conversion Rate and showing in detail the facts upon which such adjustment is based, and (iii) shall mail a copy of such certificate to each holder of record of then outstanding shares of Series B Convertible Preferred Stock. A copy of such certificate shall also forthwith be filed with the transfer agent or agents for the Series B Convertible Preferred Stock (if any) and for the Common Stock. Until further adjusted, the Applicable Conversion Value and the Applicable Conversion Rate shall be as set forth in such certificate, provided that the computation of such Applicable Conversion Value and such Applicable Conversion Rate shall be reviewed at least annually by the independent public accountants regularly employed by the Company and said accountants shall file a corrected certificate, if required, with such transfer agent or agents. Upon any such filing of a corrected certificate, the Company shall forthwith mail a copy of such corrected certificate to each holder of record of then outstanding shares of Series B Convertible Preferred Stock.

(f)            In the event the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company that they would have received had their Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as defined in Section 5(g) hereof), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series B Convertible Preferred Stock.

(g)           To exercise conversion rights, a holder of Series B Convertible Preferred Stock shall give at least ten (10) days prior written notice (a “Conversion Notice”) to the Company of the holder’s election to exercise such conversion rights. Any such Conversion Notice shall be given by certified or registered first class mail, or by delivery to a nationally recognized overnight delivery service, to the Company at its principal office. On or prior to the date specified in such Conversion Notice as the effective date for the conversion (the “Conversion Date”), such holder shall surrender the certificate or certificate representing the shares being converted to the Company at its principal office. Such holder may in the Conversion Notice also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued, and if no such statement shall be made by the holder, then such shares of Common Stock shall be issued with the name or names (with address or addresses) as they then appear on the Company’s stock transfer records. The certificate or certificates for shares of Series B Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or endorsed in blank. As promptly as practicable’ after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series B Convertible Preferred Stock being converted, or on the holder’s written order, such certificate or certificates as the holder may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Convertible Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in
Section 5(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time (whether or not the certificate or certificates previously

Continuation Sheet 4K

representing the relevant shares of Series B Convertible Preferred Stock shall have been surrendered to the Company) the rights of the holder as holder of the converted shares of Series B Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(h)           No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would, otherwise be issuable upon conversion of Series B Convertible Preferred Stock, the Company shall pay to the holder of the shares of Series B Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Value (as defined in Section 2 hereof) per share of the Common Stock as of the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Convertible Preferred Stock being converted.

(i)            In the event some but not all of the shares of Series B Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Convertible Preferred Stock which were not converted.

(j)            The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock, free from preemptive and other subscription rights, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company shall ensure that all shares of Common Stock which shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

(k)           If any shares of Common Stock required to be reserved for the purposes of conversion of Series B Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

(l)            The issuance of certificates for shares of Common Stock upon the conversion of Series B Convertible Preferred Stock shall be made without charge to the holders thereof for any transfer or similar taxes that may be payable in respect of the issue, delivery or acquisition of such certificates. Such certificates shall be issued in the respective names of the holders of the Series B Convertible Preferred Stock converted.

Continuation Sheet 4L

6.             Redemption.

(a)           Subject to and in compliance with the provisions of this, Section 6, the Company, at its option, shall have the right to redeem for cash any or all then outstanding shares of Series B Convertible Preferred Stock. The redemption price to be paid for each share of Series B Convertible Preferred Stock (the “Redemption Price”) then to be redeemed shall be determined as follows: (i) if the Redemption Date (as defined in Section 6(b) hereof) shall occur on or prior to the Initial Conversion Date (as defined in Section 5(a) hereof), the Redemption Price of the shares of Series B Convertible Preferred Stock then to be redeemed shall be equal to their Liquidation Value (as defined in Section 3(b) hereof); and (ii) if the Redemption Date shall occur after the Initial Conversion Date, the Redemption Price of the shares of Series B Convertible Preferred Stock then to be redeemed shall be equal to the product obtained by multiplying their Liquidation Value by a premium (the “Redemption Premium”) determined in accordance with the following table:

If Redemption Date Occurs Between:	Applicable Redemption Premium
August 17, 1994 and August 16, 1995	1.07
August 17, 1995 and August 16, 1996	1.06
August 17, 1996 and August 16, 1997	1.05
August 17, 1997 and August 16, 1998	1.04
August 17, 1998 and August 16, 1999	1.03
August 17, 1999 and August 16, 2000	1.02
August 17, 2000 and August 16, 2001	1.01
August 17, 2001 and thereafter	1.00

In case of the redemption of only part of the Series B.Convertible Preferred Stock at the time outstanding, such redemption shall be made pro rata; provided, however, if full cumulative dividends shall not have been paid, including dividends payable on the last payment date, the Company shall not call for redemption any shares of Series B Convertible Preferred Stock unless all such shares then outstanding are called for simultaneous redemption.

(b)           At least thirty (30) days before the Redemption Date (as hereinafter defined), the Company shall give written notice (the “Redemption Notice”) by certified or registered, first class mail, or by delivery to a nationally recognized overnight delivery service, to each holder of record of Series B Convertible Preferred Stock that is to be redeemed, at such holder’s address shown on the Company’s stock transfer records; provided, however, that the giving of the Redemption Notice shall not affect the conversion rights, if and to the extent then applicable, of such holder pursuant to Section 5 hereof until the Redemption Date shall have occurred. The Redemption Notice shall contain the following information:

(i)            the number of shares of Series B Convertible Preferred Stock held by the holder which shall be redeemed by the Company, and the total number of shares of Series B Convertible Preferred Stock held by all holders to be so redeemed;

Continuation Sheet 4M

(ii)           the date upon which the redemption is to become effective (the “Redemption Date”) and the applicable Redemption Price; and

(iii)          the address to which the holder is to surrender to the Company the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be redeemed.

(c)           On or prior to the Redemption Date, each holder of shares of Series B Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company at the address designated in the Redemption Notice. Such holder may by written notice to the Company given at least one (1) day prior to the Redemption Date state the name or names (with address or addresses) in which the payment for the redeemed shares shall be made, and if no such statement shall be made by the holder, then such payment shall be made to the name or names (with address or addresses) as they then appear on the Company’s stock transfer records. The certificate or certificates for shares of Series B Convertible Preferred Stock surrendered for redemption shall be accompanied by proper assignment thereof to the Company or endorsed in blank. On the Redemption Date, the Company shall deliver to the holder of the shares of Series B Convertible Preferred Stock then being redeemed, or on such holder’s written order, a certified or bank cashier’s check in payment for the number of shares of Series B Convertible Preferred Stock then being redeemed in accordance with the provisions of this Section 6. Such redemption shall be deemed to have been effected immediately prior to the close of business on the Redemption Date, and at such time (whether or not the certificate or certificates previously representing the relevant shares of Series B Convertible Preferred Stock shall have been surrendered to the Company) the rights (other than the right to receive the Redemption Payment) of the holder as holder of the redeemed shares shall cease.

Continuation Sheet 4N

7.             No Reissuance of Series B Convertible Preferred Stock.  No share or shares of Series B Convertible Preferred Stock acquired by the Company by reason of redemption, purchase, repurchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Convertible Preferred Stock which the Company shall be authorized to issue. The Company may from time to time take such other appropriate corporate action as may be necessary or appropriate to reduce the authorized number of shares of Series B Convertible Preferred Stock accordingly (but not below the number of shares then outstanding), or to convert shares of Series B Convertible Preferred Stock which have been redeemed, purchased, repurchased, converted or otherwise acquired, back into shares of authorized but unissued shares of capital stock.

8.             No Dilution or Impairment.  The Company shall not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of Series B Convertible Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all terms and in the taking of all action that may be necessary or appropriate in order to protect the rights of the holders of then outstanding Series B Convertible Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of stock receivable on the conversion of Series B Convertible Preferred Stock above the amount payable therefor on such conversion, (b) shall take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series B Convertible Preferred Stock from time to time outstanding, (c) shall not issue any capital stock of any class that is preferred to the Series B Convertible Preferred Stock as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up of the Company, unless such issuance has been approved by the holders of the then outstanding shares of Series B Convertible Preferred Stock in accordance with Section 4 hereof, and (d) shall not transfer all or substantially all of its properties and assets to any other entity (corporate or otherwise), or consolidate with or merge into any other entity or permit any other entity to consolidate with or merge into the Company unless the Company is the surviving entity or the surviving entity shall expressly assume in writing its agreement to be bound by all the terms of the Series B Convertible Preferred Stock set forth herein.

9.             Notices of Record Date.  In the event of:

(a)           any taking by the Company of a record of the holders of any class of capital stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b)           any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person; or

Continuation Sheet 4O

(c)           any voluntary or involuntary dissolution, liquidation or winding-up of the Company; then and in each such event the Company shall mail or cause to be mailed to each holder of Series B Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such dividend or other distribution or right is to be distributed or any reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to be consummated.

10.           Definition.  If the day upon which any payment is to be made or any other action is to be taken or any event is scheduled to occur pursuant to the terms of this Description of Series B Convertible Preferred Stock is not a business day, the payment shall be made or the other action shall be taken on the next succeeding business day. A “business day” is defined as a day in the City of Boston, Commonwealth of Massachusetts, that is not a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

11.           Notices.  Any notice, demand or other communication shall be deemed given and received as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of such notice, demand or other communication as of the date of such inability to deliver or rejection or refusal to accept.

Continuation Sheet 6A

Other Lawful Provisions

ONE: The Board of Directors is expressly authorized to make, amend or repeal the By-Laws of the Corporation in whole or in part, except with respect to any provision thereof which by law or the By-Laws requires action by the shareholders, and subject to the power of the shareholders to amend or repeal any By-Law adopted by the Board of Directors.

TWO: Any action which may be taken by shareholders may be taken without a meeting if (i) all shareholders entitled to vote on the matter or (ii) the shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting consent to the action in writing and the written consents are delivered to the Corporation for inclusion with the records of the meetings of shareholders within 60 days of the earliest dated consent delivered to the Corporation.

THREE: The Board of Directors may consist of one, two or more individuals regardless of the number of shareholders.

FOUR: The Corporation shall, to the extent legally permissible, indemnify each person (and his heirs, executors, administrators, or other legal representatives) who is, or shall have been, a director or officer of the Corporation or any person who is serving, or shall have served, at the request of the Corporation as a director or officer of another corporation, against all liabilities and expenses (including judgments, fines, penalties and attorneys’ fees and all amounts paid in compromise or settlement) reasonably incurred by any such director, officer or person in connection with, or arising out of, any action, suit or proceeding in which any such director, officer or person may be a party defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer of the Corporation or such other corporation, except in relation to matters as to which any such director, officer or person shall be finally adjudged, other than by consent, in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation; provided, however, that indemnity shall not be made with respect to such amounts paid in compromise or settlement, unless:

(a)           such compromise or settlement shall have been approved as in the best interests of the Corporation, after notice that it involves such indemnification by:

(i)            The Board of Directors by a majority of a quorum consisting of directors who were not parties to such action, suit or proceeding, or by

(ii)           The shareholders of the Corporation by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or proceeding, or

(b)           in the absence of action by disinterested directors or shareholders as above provided, there has been obtained at the request of a majority of the Board of Directors then in office a written opinion of independent legal counsel to the effect that the director or officer to be indemnified appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation.

Upon request therefor by any director, officer, or person enumerated in the preceding paragraph of this Article, the Corporation may from time to time, if authorized by the Board of Directors, prior to final adjudication or compromise or settlement of the matter or matters as to which indemnification is claimed, advance to such director, officer or person all expenses incurred by him to date of such request. Any advance made pursuant to this provision shall be made on the condition that the director, officer or person receiving such advance shall repay to the Corporation any amounts so advanced if, upon the termination of the matter or matters as to which such advances were made, such director, officer or person shall not be entitled to indemnification under the preceding paragraph of this Article.

Continuation Sheet 6B

The foregoing right to indemnification shall not be exclusive of any other rights to which any such director, officer or person is entitled under any agreement, vote of shareholders, statute, or as a matter of law, or otherwise.

The provisions of this Article are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not prevent any other provision or portion hereof from applying, and shall not affect any right of indemnification existing otherwise than under this Article.

FIVE: No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such limitation on liability will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 6.40 of Chapter 156D of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit. If the Massachusetts Business Corporation Act is amended after the effective date of these Articles of Organization, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Act, as so amended.

SIX: Shareholders having the right to vote at least twenty-five percent (25%) of all votes entitled to be cast on any issue to be considered at a meeting of shareholders shall have the right to call a special meeting of shareholders to consider and act upon such issue.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

Specify the number(s) of the article(s) being amended: II, III, IV AND VI

II          To change the reference from Chapter 156B of the Massachusetts General Laws to Chapter 156D of the Massachusetts General Laws.

III         To (i) increase the number of authorized shares of common stock, $.01 par value, from 20,000,000 to 40,000,000, and (ii) reduce the number of authorized shares of preferred stock, $.01 par value, from 2,000,000 to 1,080,415 to reflect the fact that the 894,585 authorized shares previously designated by the Board of Directors as Series A Convertible Preferred Stock and the 25,000 authorized shares previously designated by the Board of Directors as Series C Convertible Preferred Stock have all been either converted into common stock or redeemed and have ceased to be authorized shares of preferred stock in accordance with the terms of such series of preferred stock previously authorized by the Board of Directors.

IV         To (i) amend the description of the different classes of stock to reflect the change in the number of authorized shares of common stock and preferred stock described in Article III, and (ii) incorporate into these Restated Articles of Organization the description of the terms of the Series B Convertible Preferred Stock established by the Board of Directors by their vote on January 4, 1993 (as previously reflected in the Certificate of Vote of Directors Establishing a Series of a Class of Stock filed by the Corporation with the Massachusetts Secretary of State on February 16, 1993). As of the date of these Restated Articles of Organization, the Series B Convertible Preferred Stock is the only series of preferred stock of the Corporation which remains authorized and outstanding.

VI         To amend the “Other Lawful Provisions” of these Restated Articles of Organization.

Signed by:	/s/ C. Michael Malm	,
(signature of authorized individual) C. Michael Malm, Secretary

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this 18th day of May, 2005

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $20,500.00 having been paid, said articles are deemed to have been filed with me this

18th day of May, 2005, at 2:58 p.m.

                                                                          time

Examiner

Effective date: Not Applicable
(must be within 90 days of date submitted)

Name approval	/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN Secretary of the Commonwealth

C

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

M
TO BE FILLED IN BY CORPORATION Contact Information:

C. Michael Malm, Esq.

Davis, Malm & D’Agostine, P.C.

One Boston Place, Boston, MA 02108

Telephone: 617-367-2500

Email: cmalm@davismalm.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.

If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.